UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 4, 2008

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, CA 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

We have entered into a definitive agreement (the “Agreement”) to purchase an existing multi-tenant industrial property known as Monroe North CommerCenter from Realvest-Monroe Commercenter, L.L.C, a non-related party, for a purchase price of approximately $15.2 million.  As of April 4, 2008, our right to terminate the Agreement without penalty expired and our deposits became non-refundable.

The property consists of approximately 181,300 square feet of leaseable space in two buildings located on approximately 14 acres of land in Sanford, Florida, a part of the greater Orlando metropolitan area.  The property is currently 94.5% leased at an average annual rent of $6.19 per square foot to 14 tenants whose spaces range in size from approximately 7,300 square feet to approximately 29,000 square feet.  A tenant operating a millwork business occupies 17.0% of the property, a furniture showroom occupies 11.5% of the property and a wholesale electrical supplies business occupies 11.3% of the property. Other tenants of the property are engaged in varying businesses including light manufacturing, warehouse distribution and service related businesses.

Metropolitan Orlando’s central location offers almost equidistant access to the state’s other major metropolitan centers, positioning the region as a hub with quick, easy access to air, land and water transportation routes. This network of air routes, rail systems and interstate highways as well as nearby deep-water ports is attractive to manufacturing, warehouse and distribution sector businesses.  Monroe North CommerCenter benefits from a desirable North Orlando location and from immediate access to a major interstate highway interchange.

Scarcity of available industrial land in Central Florida combined with rising construction costs have made it difficult for developers to get a foothold in the Orlando industrial market. According to Torto Wheaton Research, the overall vacancy rate for the Orlando industrial market was 7.2% at the end of 2007.

The following table sets forth lease expiration information for the next ten years.

		Approx		Percent of	Percent of
	No. of	Amount of	Base Rent of	Total Leaseable	Total
Year Ending	Leases	Expiring Leases	Expiring Leases	Area Expiring	Annual Base
December 31,	Expiring	(Sq. Feet)	(Annual $)%		Rent Expiring
2008	3	32,541	228,000	19.0%	21.5%
2009	2	30,268	160,000	17.7%	15.1%
2010	7	70,086	477,000	40.9%	45.0%
2011	—	—	—	—%	—%
2012	2	38,392	195,000	22.4%	18.4%
2013	—	—	—	—%	—%
2014	—	—	—	—%	—%
2015	—	—	—	—%	—%
2016	—	—	—	—%	—%
Total	14	171,287	1,060,000	100.0%	100.0%

In evaluating Monroe North CommerCenter as a potential acquisition and determining the appropriate amount of consideration to be paid, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed comparable properties in the market.

We do not intend to make significant renovations or improvements to the Monroe North CommerCenter.  Our management believes that Monroe North CommerCenter is adequately insured.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $12.1 million, which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building and site improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is approximately 1.5%, and annual real estate taxes are projected to be approximately $228,000 for the initial year subsequent to the purchase.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC

By:	/s/ SHARON C. KAISER
Sharon C. Kaiser, Chief Financial Officer

Dated: April 10, 2008